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                                                                    EXHIBIT 99.1



       FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2008 FINANCIAL RESULTS

Clarksville, Indiana--December 18, 2008. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, FSB (the "Bank"), today reported a net loss of $190,000 for the year ended September 30, 2008, compared to net income of $814,000 for the year ended September 30, 2007.

On October 6, 2008, the Company completed its initial public offering in connection with the Bank's conversion from the mutual to stock form of organization. Accordingly, the reported results for 2008 and prior periods relate solely to the operations of the Bank.

Net interest income after provision for loan losses decreased $1.1 million for the year ended September 30, 2008 as compared to the year ended September 30, 2007. Interest income decreased $556,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 7.13% during the year ended September 30, 2007 to 6.42% for 2008 and despite an increase in the average balance of earning assets from $183.9 million in 2007 to $195.9 million in 2008. Interest expense decreased $211,000 as the average cost of interest-bearing liabilities decreased from 3.65% to 3.45% when comparing the same two periods and despite an increase in the average balance of those liabilities $169.3 million in 2007 to $173.1 million in 2008. The provision for loan losses increased $781,000 from $759,000 for the year ended September 30, 2007 to $1.5 million for the year ended September 30, 2008. The primary factor that contributed to the significant provision to loan losses for 2008 was the diminished repayment ability of a large borrower whose loans were secured by non-owner occupied, single-family residential real estate whose condition and market value deteriorated significantly since the origination of the loans. The provision for this particular lending relationship amounted to approximately $881,000 and was recorded in March 2008.

Noninterest income increased $184,000 for the year ended September 30, 2008 as compared to the year ended September 30, 2007. Service charges on deposits accounts, net gain on sales of mortgage loans, the cash surrender value of life insurance and other income increased $31,000, $15,000 and $130,000, respectively, when comparing the two periods. The increase in cash surrender value of life insurance was due to the purchase of $3.0 million of bank-owned life insurance in December 2007.

Noninterest expenses increased $790,000 for the year ended September 30, 2008 compared to the year ended September 30, 2007. An increase in compensation and benefits expense represented $209,000 of the additional expenses, primarily due to an increase in staff and normal salary increases. Net loss on foreclosed real estate increased $257,000 for 2008 as compared to 2007 primarily due to the aggressive liquidation of a substantial number of REO properties of which a significant portion were the deteriorated non-owner occupied, single-family properties received from the aforementioned large borrower. Other operating expenses increased $193,000 for 2008 as compared to 2007


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primarily due to increased officer and employee training expenditures and related travel expense thereon, increased provision for loss on sales of repossessed assets and increased other miscellaneous operating expenses in excess of decreased general office and supplies expense.

For the quarter ended September 30, 2008, the Company earned $117,000 compared to $266,000 for the same period in 2007.

Net interest income after provision for loan losses increased $61,000 during the quarter ended September 30, 2008 as compared to the quarter ended September 30, 2007. Interest income decreased $162,000 when comparing the two periods as a result of a decrease in the average tax-equivalent yield on interest earning assets from 6.97% during the fourth quarter of 2007 to 6.15% during the same period of 2008 and despite an increase in the average balance of earning assets from $187.2 million in the fourth quarter of 2007 to $201.5 million during the same period of 2008. Interest expense decreased $110,000 as the average cost of interest-bearing liabilities decreased from 3.58% to 3.15% when comparing the same two periods and despite and increase in the average balance of those liabilities $169.2 million in 2007 to $178.7 million in 2008. The provision for loan losses decreased $113,000 when comparing the two periods.

Noninterest income increased $28,000 when comparing the quarter ended September 30, 2008 to the quarter ended September 30, 2007, primarily due to an increases in service charges on deposits accounts and the cash surrender value of life insurance of $28,000 and $51,000, respectively and offset by a decrease in other income of $45,000 primarily attributable to a gain on sale of Mastercard stock that was realized during the quarter ended September 30, 2007.

Noninterest expenses increased $377,000 when comparing the quarter ended September 30, 2008 to the quarter ended September 30, 2007, primarily due to increases in compensation and benefits expense and a net loss on foreclosed real estate of $131,000 and $215,000, respectively. The increase in compensation and benefits is primarily attributable an increase in staff and normal salary increases. The increase in loss on foreclosed real estate is primarily due to the aggressive liquidation of a substantial number of REO properties of which the majority were the deteriorated non-owner occupied, single-family properties received from the aforementioned large borrower.

Neither the Company nor the Bank has any investment in the equity securities of Fannie Mae or Freddie Mac.

Total assets as of September 30, 2008 were $228.9 million compared to $203.3 million at September 30, 2007. Cash and cash equivalents increased $11.0 million due primarily to proceeds on deposit for the stock conversion subscription orders. Investment securities, net loans, cash value of life insurance and other assets increased $3.5 million, $7.4 million, $3.2 million and $1.7 million, respectively, for September 30, 2008 as compared to September 30, 2007. The increase in cash surrender value of life insurance was due to the purchase of $3.0 million of bank-owned life insurance in December 2007. The

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increase in other assets was primarily attributable to federal and state income taxes receivable of $427,000 due to net taxable losses for the tax year ended September 30, 2008 and $791,000 of prepaid fees relating to the Bank's mutual to stock conversion that were deducted from the stock offering proceeds once the conversion was completed.

Deposits increased $20.4 million at September 30, 2008 as compared to September 30, 2007 due primarily to funds on deposit for the stock conversion subscription orders. Advances from the Federal Home Loan Bank of Indianapolis increased $5.0 million as the Bank borrowed an $8.0 million five-year, fixed rate and utilized a portion of such to payoff outstanding short-term variable rate advances.

First Savings Bank, FSB currently has seven offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs and Georgetown. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.


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

                   FIRST SAVINGS BANK, F.S.B. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)


                                                            YEARS ENDED                    THREE MONTHS ENDED
                                                           SEPTEMBER 30,                      SEPTEMBER 30,
                                                    --------------------------         -------------------------
                                                       2008            2007               2008            2007
                                                    ----------      ----------         ----------      ----------
                                                                          (IN THOUSANDS)
OPERATING DATA:
Total interest income                                 $ 12,523        $ 13,078            $ 3,079         $ 3,241
Total interest expense                                   5,972           6,183              1,406           1,516
                                                    ----------      ----------         ----------      ----------
Net interest income                                      6,551           6,895              1,673           1,725
Provision for loan losses                                1,540             759                  4             117
                                                    ----------      ----------         ----------      ----------
Net interest income after provision for loan losses      5,011           6,136              1,669           1,608

Total noninterest income                                 1,054             870                303             275
Total noninterest expense                                6,555           5,765              1,846           1,469
                                                    ----------      ----------         ----------      ----------
Income (loss) before income taxes                         (490)          1,241                126             414
Income tax expense (benefit)                              (300)            427                  9             148
                                                    ----------      ----------         ----------      ----------
Net Income (Loss)                                       $ (190)          $ 814              $ 117           $ 266
                                                 ==============  ==============     ==============  ==============

Performance ratios (three-month data annualized):
   Return on average assets                             -0.09%           0.40%              0.22%           0.52%
   Return on average equity                             -0.64%           2.78%              1.58%           3.61%
   Interest rate spread                                  2.97%           3.48%              3.00%           3.39%
   Net interest margin                                   3.38%           3.77%              3.36%           3.73%


                                                           SEPTEMBER 30,
                                                    ---------------------------
FINANCIAL CONDITION DATA:                              2008            2007
                                                    ----------      -----------
                                                          (IN THOUSANDS)
Total assets                                         $ 228,924       $ 203,321
Cash and cash equivalents                               21,379          10,395
Investment securities                                   19,153          15,682
Gross loans                                            176,536         168,668
Allowance for loan losses                                1,729           1,297
Earning assets                                         211,297         188,393
Deposits                                               189,209         168,782
FHLB debt                                                8,000           3,000
Total liabilities                                      199,204         173,659
Total equity                                            29,720          29,662

Non-performing assets:
   Nonaccrual loans                                        798             431
   Accruing loans past due 90 days                         853             676
   Foreclosed real estate                                  390           1,278
   Other nonperforming assets                              145             198

Asset quality ratios:
   Allowance for loan losses as a percent of
      total gross loans                                  0.98%           0.75%
   Allowance for loan losses as a percent of
      nonperforming loans                              104.72%         117.16%
   Nonperforming loans as a percent of total loans       0.94%           0.64%
   Nonperforming assets as a percent of total assets     0.96%           1.27%

Contact:
Larry W. Myers
President & CEO
812-283-0724